Exhibit 99.1

Contact:	Amedisys, Inc.
Donald Loverich, Jr.
Principal Financial Officer
(225) 292-2031
dloverich@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS REPORTS RECORD SECOND QUARTER 2006

RESULTS

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (August 1, 2006) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported record quarterly net income of $9.1 million, or $0.55 per diluted share, on record quarterly net service revenue of $132.9 million. Net service revenue increased by 66 percent when compared with the $80.1 million reported for the comparable period in the prior year. Amedisys reported net income of $7.9 million, or $0.50 per diluted share, for the quarter ended June 30, 2005. The diluted weighted average number of shares outstanding approximated 16.3 million for the quarter ended June 30, 2006 and 15.8 million for the comparable period of 2005.

For the six-month period ended June 30, 2006, the Company reported year-to-date net income of $16.3 million, or $1.00 per diluted share, on year-to-date net service revenue of $260.1 million. Net service revenue increased by 73 percent when compared with the $150.5 million reported for the comparable period in the prior year. Amedisys reported net income of $15.0 million, or $0.95 per diluted share, for the six-month period ended June 30, 2005. The diluted weighted average number of shares outstanding approximated 16.3 million for the six-month period ended June 30, 2006 and 15.8 million for the comparable period of 2005.

“These results represent significant progress toward restoring our operating margins,” said William F. Borne, Chief Executive Officer of Amedisys. “We are continuing to experience strong revenue growth from both our organic properties and our acquisitions. We are achieving positive momentum from changes related to the final stages of the integration plan for our 2005 acquisitions. As a result, we are more efficient and our metrics continue to improve.”

“We are pleased with our internal growth rate of Medicare admissions of 14 percent in the second quarter,” added Mr. Borne. “Also, our cash flow continues to be very strong, and we have repaid the $10.0 million borrowed against our revolver. In addition, our accounts receivable days sales outstanding has been reduced to 49 days as of June 30, 2006, from 55 days at March 31, 2006.”

“We are reaffirming the previously provided guidance of $2.25 to $2.35 cents per diluted share for fiscal 2006,” added Mr. Borne. “Fully diluted shares for 2006 are expected to be approximately 16.4 million. Also, this guidance reflects the Company’s 2006 estimated income tax rate of approximately 38.8 percent. Annual revenue is expected to exceed $520 million.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET today. To access this call, please dial 888-694-4702 (domestic) or 1-973-582-2741 (international). A replay of the conference call will be available until August 8, 2006, by dialing 877-519-4471 (domestic) or 973-341-3080 (international). The replay pin number is 7633729.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2006 and December 31, 2005

(Dollar amounts in thousands, except share data)

	As of
	June 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,957	$17,231
Patient accounts receivable, net of allowance for doubtful accounts of $7,626 at June 30, 2006 and $12,387 at December 31, 2005	63,814	68,139
Prepaid expenses	4,286	2,693
Other current assets	5,912	4,277

Total current assets	81,969	92,340

Property and equipment, net	36,700	27,389
Goodwill	207,775	197,002
Intangible assets, net of accumulated amortization of $4,169 at June 30, 2006 and $3,108 at December 31, 2005	14,199	11,447
Other assets, net	7,037	11,819

Total assets	$347,680	$339,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,527	$29,922
Accrued expenses	51,672	45,165
Obligations due Medicare	7,873	10,551
Current portion of long-term obligations	11,194	10,144
Current portion of deferred income taxes	4,473	4,173

Total current liabilities	88,739	99,955

Long-term obligations, less current portions	39,217	43,063
Deferred income taxes	2,680	3,556
Other long-term obligations	1,184	824

Total liabilities	131,820	147,398

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 16,066,071 and 15,881,691 shares issued at June 30, 2006 and December 31, 2005, respectively, and 16,061,188 and 15,877,524 shares outstanding at June 30, 2006 and December 31, 2005, respectively	16	16
Additional paid-in capital	153,007	146,684
Treasury stock at cost, 4,883 and 4,167 shares held at June 30, 2006 and December 31, 2005, respectively	(52)	(25)
Unearned compensation	—	(628)
Retained earnings	62,889	46,552

Total stockholders’ equity	215,860	192,599

Total liabilities and stockholders’ equity	$347,680	$339,997

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

For the three and six-month periods ended June 30, 2006 and 2005

(Dollars amounts in thousands, except per share data)

(Unaudited)

	Three-month period ended		Six-month period ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net service revenue	$132,910	$80,061	$260,097	$150,498

Cost of service, excluding depreciation and amortization	56,664	33,044	112,434	61,505
General and administrative expenses:
Salaries and benefits	34,025	18,792	66,170	36,712
Non-cash compensation	597	65	1,193	150
Other	23,458	13,916	47,041	25,042
Depreciation and amortization	2,477	1,523	4,850	2,856

Operating expense	117,221	67,340	231,688	126,265

Operating income	15,689	12,721	28,409	24,233

Other (expense) income:
Interest income	220	519	426	900
Interest expense	(1,122)	(142)	(2,246)	(287)
Miscellaneous, net	5	(12)	105	(27)

Total other (expense) income	(897)	365	(1,715)	586

Income before income taxes	14,792	13,086	26,694	24,819

Income tax expense	5,739	5,156	10,357	9,779

Net income	$9,053	$7,930	$16,337	$15,040

Net income per common share:
Basic	$0.57	$0.51	$1.03	$0.97

Diluted	$0.55	$0.50	$1.00	$0.95

Weighted average common shares outstanding:
Basic	15,976	15,509	15,926	15,450

Diluted	16,326	15,837	16,291	15,789